EXHIBIT 3.1
VOTING TRUST AGREEMENT

THIS AGREEMENT made effective as of July 29, 2008 (the “Effective Date”)

BETWEEN:
CROSSHAIR EXPLORATION & MINING CORP., a corporation existing under the laws of British Columbia, having its head office at Suite 1240 1140 West Pender Street, Vancouver, B.C., V6E 4G1
(“Crosshair”)

AND:
UNIVERSAL URANIUM LTD., a corporation existing under the laws of British Columbia, having its head office at Suite 600595 Howe Street, Vancouver, British Columbia, V6C 2T5
(“UUL”)

WHEREAS Crosshair has entered into a purchase and sale agreement (the “Purchase Agreement”) dated for reference July 29, 2008 with UUL, pursuant to which Crosshair will acquire all UUL’s Interest in certain Claims as well as UUL’s rights and obligations under the PAA, and in consideration Crosshair will issue common shares and common share purchase warrants to UUL (the “Securities”);

AND WHEREAS pursuant to the terms of the Purchase Agreement, UUL has agreed that the Securities shall be subject to an escrow and released to UUL pursuant to the terms of an Escrow Agreement entered into between the parties;

AND WHEREAS the parties have agreed that all common shares subject to the Escrow Agreement and not yet released to UUL pursuant to the terms thereof (the “Subject Securities”) shall also be subject to a voting trust;

AND WHEREAS it is a condition to the closing of the transactions contemplated in the Purchase Agreement that UUL execute this voting trust agreement (the “Voting Trust”).

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby covenant and agree as follows:

1.           Definitions.  All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

2.           Term of Voting Trust.  This Voting Trust will be effective as of the date hereof and will terminate on the Termination Date. As used herein, the term “Termination Date” shall mean the date upon which none of the Subject Securities are subject to the Escrow Agreement.

3.           Agreement to Vote the Subject Securities.  Until the Termination Date, at every meeting of the shareholders of Crosshair called with respect to any matter brought before the shareholders of Crosshair by management for their consideration and approval, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of Crosshair with respect to any matter brought to the shareholders of Crosshair for their consideration and approval, UUL shall either (a) abstain from voting the Subject Securities; or (b) vote the Subject Securities, or sign a written consent in lieu of a meeting, in accordance with the recommendation of the board of directors of Crosshair.

Prior to the Termination Date, UUL shall not enter into any agreement or understanding with any person to vote or otherwise give instructions in any manner inconsistent with this Section 3.

4.           Irrevocable Proxy.  Subject to the terms hereof relating to the Termination Date, at the request of Crosshair, UUL agrees to deliver to Crosshair an irrevocable proxy addressing the matters in Section 3 hereof, which shall be irrevocable to the fullest extent permitted by applicable law, covering the total number of Subject Securities.

5.           Concerning the Subject Securities.  In the event of the subdivision, consolidation, change, exercise, classification or reclassification at any time of the Subject Securities into a greater or lesser number of common shares or other voting securities of Crosshair, or in the event of the conversion of the Subject Securities or upon the amalgamation, merger, arrangement, or other corporate combination of Crosshair with any other corporation or corporations, or the division of Crosshair into two or more entities, any voting securities received by UUL in respect of the Subject Securities resulting from such subdivision, consolidation, change,  exercise, classification, reclassification, conversion, amalgamation, merger, arrangement or other corporate combination, or division will be subject to this agreement and the Voting Trust hereby constituted.

6.           Additional Documents.  UUL hereby covenants and agrees to execute and deliver any additional documents reasonably necessary or desirable to carry out the purpose and intent of this Voting Trust.

7.           Miscellaneous.

(a)           Effective Date. Notwithstanding the date of execution and delivery of this Voting Trust, this Voting Trust shall be effective only from and after the Effective Date.

(b)           Severability. If any term, provision, covenant or restriction of this Voting Trust is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Voting Trust shall remain in full force and effect and shall in no way be affected, unpaired or invalidated.

(c)           Remedies. UUL acknowledges that a breach by it of any of the covenants contained in this Voting Trust would result in damages to Crosshair and that Crosshair may not be adequately compensated for such damages by monetary award alone.  Accordingly, UUL agrees that in the event of any such breach, in addition to any other remedies available at law or otherwise, Crosshair shall be entitled as a matter of right to apply to a court of competent jurisdiction for relief by way of injunction, restraining order, decree or otherwise as may be appropriate to ensure compliance by UUL with the provisions of this Voting Trust.  Any remedy expressly set out in this Voting Trust shall be in addition to and not inclusive of or dependent upon the exercise of any other remedy available at law or otherwise.

(d)           Amendments and Modification.  This Voting Trust may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto. All such amendments or modifications will be subject to all applicable regulatory requirements.

(e)           Waiver. No waiver by any party hereto of any condition or of any breach of any provision of this Voting Trust shall be effective unless in writing.

(f)           Governing Law. This Voting Trust shall be governed by and construed in accordance with the laws of the British Columbia, without giving effect to principles governing conflicts of laws.

(g)           Permitted Assigns.  This agreement will enure to the benefit of and be binding upon the parties hereto and upon their respective successors, permitted assigns and other legal representatives.

(h)           Counterparts.  This Voting Trust may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

(i)           Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Voting Trust.

IN WITNESS WHEREOF, the undersigned have executed this Voting Trust on the date first written above.

CROSSHAIR EXPLORATION & MINING CORP.

“Mark Morabito”
By:
Name: Mark Morabito
Title: Chief Executive Officer

UNIVERSAL URANIUM LTD.

“William Galine”
By:
Name: William Galine
Title: Executive Vice-President